Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Fourth Quarter Results

Overland Park, KS, Jan. 31, 2012 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported fourth quarter net income of $40.0 million, or $0.47 per diluted share, compared to net income of $39.8 million, or $0.46 per diluted share, during the third quarter and net income of $46.4 million, or $0.54 per diluted share, during the same period last year.

Despite the many challenges of 2011, year-over-year results improved on numerous fronts.  Net income of $175 million, or $2.05 per diluted share, grew 12% compared to the year ended December 31, 2010.  Our operating margin expanded to 24.4% compared to 24.0% in 2010.

Annual sales were $23.8 billion, a 10% improvement compared to 2010, while inflows of $5.0 billion compare to inflows of $5.4 billion last year.

Sales during the fourth quarter were $5.0 billion, approximately $1.4 billion lower than the third quarter’s and $600 million less than last year’s fourth quarter.  Net flows were $42 million compared to $1.3 billion during the previous quarter and $1.2 billion during the same period last year.  While flows were disappointing, our results still outpaced the industry, which saw meaningful outflows through most of this year.

Business Discussion

Management commentary

“Volatility and risk aversion characterized most of 2011.  The rally during this past quarter did little to improve equity appetite, as evidenced by continued industry outflows,” said Hank Herrmann, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “These overarching challenges were an opportunity for us to showcase the strength of our fixed income products.  Over time, asset classes move in and out of favor.  Waddell & Reed’s wide breadth of products, with solid investment performance records, provides us an opportunity to participate in many environments, a claim few of our competitors can make.”

Advisors channel

Sales of $858 million during the quarter were relatively unchanged compared to the previous quarter, while net outflows of $114 million improved slightly compared to $133 million during the third quarter.  An important feature of our advisors network has always been its industry-low redemption rate.  During 2011, this channel’s redemption rate remained under 10.5%, while the industry’s rate was as high as 29.8% during the third quarter.  Our low redemption rate plays an important part in the stability of assets under management, the predictability of revenues, and the relatively favorable profitability of this channel.

One corporate focus throughout the year has been on improving advisor productivity.  At $38.7 thousand during the fourth quarter, average productivity per advisor remains near its historical high level of $40.2 thousand reached during the second quarter of 2011.  We have made significant progress toward closing the gap to industry peers this year.  Our emphasis on productivity should help further improve our position against the industry over the next few years.

Compared to last year, annual sales of $3.8 billion grew 5%, while average advisor productivity rose sharply from $119 thousand to $156 thousand.

Wholesale channel

Sales from our Wholesale efforts totaled $3.7 billion, $250 million below the previous quarter.  Net flows remained positive at $153 million during the quarter, despite unprecedented volatility and heightened risk aversion from retail clients.

It is worth noting that growing strength in our Ivy fixed income products has more than offset the weakness of equity flows.  Sales of fixed income products have nearly doubled from $669 million to $1.2 billion on a sequential quarter basis, while net inflows of $1.0 billion more than offset the $891 million of equity outflows.  In an industry that has experienced three consecutive quarters of equity outflows, our Wholesale channel did not experience equity outflows until the last quarter of this year.

We continue to experience success in our goal to further diversify sales.  During this most recent quarter, sales of Asset Strategy were 35% of total sales volume in this channel.

Compared to 2010, annual sales of $16.6 billion grew 14%.  Net flows were $4.1 billion compared to inflows of $4.4 billion during 2010.

Institutional channel

Sales were $456 million during the quarter and inflows were $3 million.  Strength in subadvisory mandates continues to drive the growth of our institutional channel.  Repackaging of our strategies into different product structures should lead to additional business opportunities.

Annual sales were $3.4 billion, or 5% lower than 2010, while net inflows improved to $1.0 billion compared to $944 million last year.

Management Fee Revenue Analysis

During the current quarter, average assets under management were $83.6 billion, a decline of 4% sequentially and an increase of 4% over the same period in 2010.  The change in revenues was slightly lower than the change in average assets under management as fixed income assets continued to increase as a percentage of the total asset base.  This mix-shift to lower fee products caused the effective fee rate to decline to 60.1 basis points compared to 60.6 basis points in the previous quarter and 61.1 basis points in the fourth quarter of 2010.

Underwriting and Distribution Revenue and Expense Analysis

Advisors channel

During the current quarter, revenues increased primarily on higher VA commissions and asset-allocation fees.  These increased were partially offset by lower Rule 12b-1 fees as average assets under management declined by 4%.  Direct expenses rose with associated revenues, while indirect expenses increased slightly on higher marketing and recruiting costs.

Compared to the same period last year, revenues rose largely from higher asset-allocation fees and to a lesser degree, higher asset-based Rule 12b-1 fees.  This increase was partly offset by lower front-loaded Class A share sales.  Direct expenses rose with revenues.  Higher compensation and advertising costs were largely responsible for the increase in indirect expenses.

Wholesale channel

Changes in asset levels were responsible for the sequential decline, as well as the year-over-year quarterly increase, in revenues and direct expenses.  Indirect costs increased sequentially on higher marketing and advertising costs, and compared to last year’s fourth quarter on higher business meetings and travel, compensation, and marketing costs.

Compensation and Related Expense Analysis

During the third quarter, we adjusted our accrual rate for annual bonuses to reflect ongoing challenges in the financial markets and their impact on our business.  The increase in compensation during the current quarter was mostly due to the previous quarter’s year-to-date reduction for incentive compensation.  The adjusted rate for accruals was also used in the current quarter and resulted in an increase to costs of approximately $2 million when comparing periods.  The remaining increase was due to gains on deferred compensation and to a lesser degree, severance payments.

Compared to the same quarter in 2010, increased costs are due almost equally to higher cash and equity compensation.  Cash compensation rose with higher headcount and annual merit increases and was partly offset by lower incentive compensation.  Equity compensation rose due to the higher value of annual grants.

General and Administrative Expense Analysis

Sequentially, the decline in costs was due to the write-off of certain software licenses and an adjustment to dealer servicing costs, which inflated third quarter costs.  Compared to the same period last year, costs rose on a combination of higher IT and advertising costs.

Investment and Other Income/Loss

The current quarter had investment and other income of $3.0 million, compared to losses of $4.4 million during the previous quarter and gains of $5.5 million during the same period last year.

The third quarter of 2011 included a sizable loss in our mutual fund trading portfolios and the write-down of a partnership interest.

During the fourth quarter of 2010, we recognized a gain on our mutual fund trading portfolios.  Lower gains in our trading portfolios in the current quarter also contributed to the year-over-year change in investment income.

Gains and losses change the balance of our valuation allowance, which in turn impacts our effective tax rate.  Any gains we record offset a portion of our loss carryforward and allow us the ability to realize a tax benefit to offset the tax liability related to the gain.  As a result, gains recorded in a period lower our effective tax rate.  Conversely, losses recorded increase our tax loss carryforward and increase our effective tax rate.

Balance Sheet Information

As of December 31, 2011, cash and cash equivalents and investment securities were $463 million (excluding $51 million held for the benefit of customers segregated in compliance with federal and other regulations).  Long-term debt was $190 million and there was no short-term debt outstanding.

Stockholders’ equity was $524 million and there were 85.6 million shares outstanding.  During the quarter, we repurchased 342 thousand shares on the open market or privately bringing our annual total to 2.0 million shares at an aggregate cost of $65 million.  Separately, on December 31, we granted 487 thousand shares of restricted stock in accordance with our annual program.

Unaudited Schedule of Operating Data

(Amounts in thousands, except for per share data)

	2010				2011
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Operating Revenues:
Investment management fees	$109,663	$113,052	$111,159	$123,664	$131,644	$138,985	$133,494	$126,476
Underwriting and distribution fees	113,136	114,545	114,071	126,305	132,763	137,354	131,001	131,575
Shareholder service fees	28,815	29,622	29,577	31,276	32,167	33,606	33,254	32,858
Total operating revenues	251,614	257,219	254,807	281,245	296,574	309,945	297,749	290,909
Operating Expenses:
Underwriting and distribution	133,866	133,506	132,857	143,375	152,004	157,219	151,936	154,872
Compensation and related costs	32,925	34,355	36,164	38,811	40,475	42,092	37,052	41,782
General and administrative	15,686	16,709	16,022	18,286	17,631	19,500	22,491	20,911
Subadvisory fees	7,072	6,888	6,481	7,382	8,080	8,313	7,291	6,201
Depreciation	3,445	3,486	3,526	3,573	3,604	3,842	3,980	3,809
Total operating expenses	192,994	194,944	195,050	211,427	221,794	230,966	222,750	227,575
Operating Income	58,620	62,275	59,757	69,818	74,780	78,979	74,999	63,334
Investment and other income/(loss)	891	(1,585)	3,933	5,498	1,003	2,452	(4,365)	2,959
Interest expense	(3,558)	(3,111)	(3,128)	(2,926)	(2,900)	(2,835)	(2,838)	(2,840)
Income before taxes	55,953	57,579	60,562	72,390	72,883	78,596	67,796	63,453
Provision for taxes	20,044	23,427	20,029	26,025	27,250	28,626	27,962	23,431
Net Income	$35,909	$34,152	$40,533	$46,365	$45,633	$49,970	$39,834	$40,022
Net income per share	0.42	0.40	0.47	0.54	0.53	0.58	0.46	0.47
Weighted average shares outstanding - diluted	85,675	86,025	85,448	85,482	85,836	86,275	85,782	85,286
Operating margin	23.3%	24.2%	23.5%	24.8%	25.2%	25.5%	25.2%	21.8%

Underwriting and Distribution

(Amounts in thousands)

	2010				2011
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Revenues	$60,537	$61,443	$60,862	$69,265	$72,555	$74,018	$70,088	$73,416
Expenses
Direct	42,540	43,151	43,472	47,995	50,872	52,422	49,748	51,316
Indirect	22,845	21,746	21,142	21,998	22,791	23,724	24,761	26,138
Total expenses	$65,385	$64,897	$64,614	$69,993	$73,663	$76,146	$74,509	$77,454
Wholesale Channel
Revenues	$52,599	$53,102	$53,209	$57,040	$60,208	$63,336	$60,913	$58,159
Expenses
Direct	57,141	57,635	56,351	61,627	66,591	69,376	65,526	64,199
Indirect	11,340	10,974	11,892	11,755	11,750	11,697	11,901	13,219
Total expenses	$68,481	$68,609	$68,243	$73,382	$78,341	$81,073	$77,427	$77,418
Total
Revenues	$113,136	$114,545	$114,071	$126,305	$132,763	$137,354	$131,001	$131,575
Expenses
Direct	99,681	100,786	99,823	109,622	117,463	121,798	115,274	115,515
Indirect	34,185	32,720	33,034	33,753	34,541	35,421	36,662	39,357
Total expenses	$133,866	$133,506	$132,857	$143,375	$152,004	$157,219	$151,936	$154,872
Margin	-18.3%	-16.6%	-16.5%	-13.5%	-14.5%	-14.5%	-16.0%	-17.7%

Changes in Assets Under Management

(Amounts in millions)

	2010				2011
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Beginning assets	$29,474	$30,501	$28,215	$30,783	$33,181	$34,922	$34,843	$29,760
Sales (net of commissions)	886	954	839	935	1,064	1,011	867	858
Redemptions	(762)	(902)	(919)	(943)	(990)	(1,059)	(1,004)	(994)
Net sales	124	52	(80)	(8)	74	(48)	(137)	(136)
Net exchanges	(35)	(55)	(138)	(77)	(62)	(55)	(79)	(66)
Reinvested dividends & capital gains	57	103	81	95	54	128	83	88
Net flows	146	100	(137)	10	66	25	(133)	(114)
Market action	881	(2,386)	2,705	2,388	1,675	(104)	(4,950)	2,063
Ending assets	$30,501	$28,215	$30,783	$33,181	$34,922	$34,843	$29,760	$31,709

Wholesale Channel
Beginning assets	$32,818	$35,604	$32,523	$36,480	$40,883	$44,742	$46,558	$38,138
Sales (net of commissions)	4,430	3,530	2,933	3,613	4,719	4,211	3,957	3,707
Redemptions	(2,106)	(3,303)	(2,566)	(2,585)	(3,162)	(2,566)	(3,515)	(3,752)
Net sales	2,324	227	367	1,028	1,557	1,645	442	(45)
Net exchanges	34	54	27	74	62	55	79	65
Reinvested dividends & capital gains	(6)	107	59	78	0	117	29	133
Net flows	2,352	388	453	1,180	1,619	1,817	550	153
Market action	434	(3,469)	3,504	3,223	2,240	(1)	(8,970)	2,663
Ending assets	$35,604	$32,523	$36,480	$40,883	$44,742	$46,558	$38,138	$40,954

Institutional Channel
Beginning assets	$7,491	$8,127	$7,541	$8,704	$9,609	$10,407	$10,346	$9,558
Sales (net of commissions)	819	768	905	1,097	776	556	1,625	456
Redemptions	(517)	(551)	(704)	(1,104)	(530)	(709)	(737)	(503)
Net sales	302	217	201	(7)	246	(153)	888	(47)
Net exchanges	0	0	115	2	0	0	0	0
Reinvested dividends & capital gains	23	26	26	40	16	28	18	50
Net flows	325	243	342	35	262	(125)	906	3
Market action	311	(829)	821	870	536	64	(1,694)	933
Ending assets	$8,127	$7,541	$8,704	$9,609	$10,407	$10,346	$9,558	$10,494

Consolidated Total
Beginning assets	$69,783	$74,232	$68,279	$75,967	$83,673	$90,071	$91,747	$77,456
Sales (net of commissions)	6,135	5,252	4,677	5,645	6,559	5,778	6,449	5,021
Redemptions	(3,385)	(4,756)	(4,189)	(4,632)	(4,682)	(4,334)	(5,256)	(5,249)
Net sales	2,750	496	488	1,013	1,877	1,444	1,193	(228)
Net exchanges	(1)	(1)	4	(1)	0	0	0	(1)
Reinvested dividends & capital gains	74	236	166	213	70	273	130	271
Net flows	2,823	731	658	1,225	1,947	1,717	1,323	42
Market action	1,626	(6,684)	7,030	6,481	4,451	(41)	(15,614)	5,659
Ending assets	$74,232	$68,279	$75,967	$83,673	$90,071	$91,747	$77,456	$83,157

Supplemental Information

	2010				2011
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Redemption rates - long term assets
Advisors	8.2%	9.5%	10.0%	9.6%	9.6%	10.1%	10.0%	10.4%
Wholesale	24.6%	37.7%	29.2%	25.9%	29.7%	22.3%	31.0%	35.7%
Institutional	27.4%	28.0%	34.4%	47.6%	21.3%	27.1%	27.8%	19.0%
Total	18.2%	25.2%	22.1%	22.0%	21.0%	18.2%	22.9%	24.1%

Gross Revenue per advisor (000s)	27.1	28.5	29.1	34.2	39.2	40.2	37.6	38.7

Number of advisors	2,057	2,013	1,950	1,847	1,732	1,751	1,758	1,816

Number of shareholder accounts (000s)	3,962	3,973	4,015	3,923	3,988	4,087	4,118	4,155

Number of shareholders (000s)	930	901	912	787	803	819	827	825

Fund Rankings

Lipper	1 Year	3 Years	5 Years
Equity funds
Top quartile	25%	23%	48%
Top half	39%	40%	73%

Equity assets
Top quartile	16%	17%	74%
Top half	29%	27%	86%

Fixed income funds
Top quartile	42%	25%	53%
Top half	63%	56%	67%

Fixed income assets
Top quartile	55%	14%	58%
Top half	71%	52%	71%

All funds
Top quartile	30%	23%	49%
Top half	46%	44%	71%

All assets
Top quartile	24%	16%	71%
Top half	38%	32%	83%

MorningStar
% of funds with 4 or 5 stars
Equity funds	44%	18%	56%
All funds	39%	15%	53%

% of assets with 4 or 5 stars
Equity assets	27%	11%	74%
All assets	28%	9%	71%

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today, January 31st at 10:00 a.m. Eastern.  During this call, Henry J. Herrmann, Chairman and CEO, will review our quarterly results.  Live access to the teleconference will be available on the “Investor Relations” section of our Web site at www.waddell.com.  A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web site Resources

We invite you to visit the “Investor Relations” section of our Web site at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole McIntosh, VP, Investor Relations, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Advisors channel (our network of financial advisors), our Wholesale channel (encompassing broker/dealer, retirement, registered investment advisors as well as the activities of our Legend subsidiary), and our Institutional channel (including defined benefit plans, pension plans and endowments and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Investment Management Company serves as investment advisor to Ivy Funds. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general.  These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates and the financial markets and other conditions.  These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature.  Readers are cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.  Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below.  If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected.  Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010, which include, without limitation:

•                                          The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•                                          The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•                                          Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•                                          A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds;

•                                          The loss of existing distribution channels or inability to access new distribution channels;

•                                          A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                                          A decrease in, or the elimination of, any future quarterly dividend paid to stockholders; and

•                                          Our inability to hire and retain senior executive management and other key personnel.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2010 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2011.  All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.